Duckwall-Alco Stores, Inc.

401 Cottage Street

Abilene, Kansas 67410

July 24, 2008

Jane F. Gilmartin

24 Gristmill Lane

Plandome Manor, NY 11030

Re:	Employment Agreement

This is your EMPLOYMENT AGREEMENT (the “Agreement”) with Duckwall-Alco Stores, Inc., a Kansas corporation (the “Company”). It sets forth the terms of your employment with the Company.

1.	Your Position, Performance and Other Activities

(a)       Position. You will be employed in the position of Executive Vice President and Chief Operating Officer of the Company, reporting to the President and Chief Executive Officer.

(b)       Performance. During your employment, except as permitted under Section 1(c), you will devote your full business time and attention to the Company and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability. During your employment, your primary work place will be at the Company’s corporate headquarters in Abilene, Kansas.

(c)       Other Activities. You may (1) serve as a member of one Board of Directors approved by Duckwall Alco Stores, Inc. (2) serve on civic or charitable boards in your individual capacity and (3) manage personal investments, so long as (A) these activities do not interfere with your performance of your responsibilities under this Agreement, (B) any service, business, civic or charitable board is approved by Duckwall Alco Stores, Inc.

2.	Employment Period

Your employment under this Agreement will begin on July 24, 2008 (the “Start Date” of this Agreement) and will thereafter govern your employment with the Company until the effective date of termination of your employment in accordance with Section 5 (such period of your employment, the “Employment Period”). During the Employment Period, you will be an “at-will” employee of the Company.

3.	Your Compensation

(a)       Salary. During your employment, you will receive an annual base salary of $325,000.00 (your “Salary”). Your Salary will be paid in accordance with the Company’s normal practices for senior executives.

(b)       Bonus. (i) For each Bonus Period (as defined below), you will be eligible to receive an annual bonus (your “Bonus”), subject to the Company’s achievement of certain financial objectives as more particularly described below. Your Bonus will be paid in cash within 60 days following the end of the applicable Bonus Period. “Bonus Period” means each of the First Bonus Period and the Second Bonus Period. “First Bonus Period” means the period commencing on August 4, 2008 and ending on August 2, 2009. “Second Bonus Period” means the period commencing on August 3, 2009 and ending on August 1, 2010. Any Bonus payments will be prorated based on changes in Salary that may occur during the fiscal year.

(ii)       The amount of the Bonus will be determined based upon the Company’s Return on Equity (ROE) (as defined below) for the applicable Bonus Period as described below:

ROE	Amount of Bonus
7.49% or less	No Bonus
7.5% to 9.99%	50% of Salary
10% to 12.49%	75% of Salary
12.5% to 14.99%	100% of Salary
15% to 17.49%	125% of Salary
17.5% or more	150% of Salary

“Return on Equity”, for any 12 month period, means earnings from continuing operations before discontinued operations for such period, excluding cumulative changes in accounting and one-time termination benefits recognized in accordance with FAS 146, divided by the stockholders’ equity at the end of the immediately preceding 12-month period.

(iii)      You agree to reimburse the Company for, or have the Company offset against additional amounts owed to you under this Agreement or otherwise, any Bonus paid to you to the extent that such Bonus was paid on financial information which is later determined to be materially overstated and results in any financial restatement, which would have lessened the amount paid to you.

(c)       Initial Incentive Awards. (i) In addition to your Salary and Bonus, subject to approval of the Board, on or promptly following your Start Date, you will be awarded options to purchase (1) 60,000 shares of the Company’s common stock, subject to the provisions of the Company’s Incentive Stock Option Plan (the “ISO Plan”) and the option award agreement thereunder. The exercise price of the Options will be the closing sale price of the Company’s common stock on the NASDAQ Global Market on the date of grant (the “Option Grant Date”).

(ii)       Your Options will become vested and exercisable in accordance with the following schedule, provided you are employed by the Company on the applicable vesting date:

•	25% will vest 12 months from the Option Grant Date;
•	25% will vest 24 months from the Option Grant Date;

•          25% will vest 36 months from the Option Grant Date; and

•	25% will vest 48 months from the Option Grant Date.

Upon a “Change of Control” (as defined in the ISO Plan), all your Options that have not yet vested shall vest and become exercisable in accordance with the terms of the option award agreements.

4.	Other Employee Benefits

(a)       Vacation. You will be entitled to three weeks of paid annual vacation during your employment.

(b)       Business Expenses. You will be reimbursed for all reasonable business expenses incurred by you in performing your responsibilities under this Agreement in accordance with Company policies. If any business expense is taxable, reimbursement will not be paid later than December 31 of the year in which the expense is incurred.

(c)       Employee Benefit Plans. During your employment, you will be eligible to participate in each of the Company’s employee benefit plans, on a basis that is at least as favorable as that provided to other senior executives of the Company, subject to the terms of the plans. However, nothing in this Agreement prohibits the Company from amending any employee benefit plan in accordance with its terms.

(d)       Legal Fees; Relocation. The Company will reimburse you for (i) reasonable legal fees and expenses in connection with the negotiation, preparation and execution of this letter and (ii) reasonable relocation expenses related to your move from the New York, New York metropolitan area to Abilene, Kansas, in an amount not to exceed $20,000.00 in the aggregate. Any reimbursements made to you under this Section will be made on or before December 31, 2008, subject to your prior submission of appropriate supporting documentation in accordance with the Company’s policies.

5.	Early Termination of Your Employment

(a)       No Reason Required. You or the Company may terminate your employment at any time for any reason, or for no reason, subject to compliance with Section 5(e).

(b)	Termination by the Company for Cause.
(1)	“Cause” means any of the following:

(A)          Your continued failure, either due to willful action or as a result of negligence, to perform your duties and responsibilities to the Company under this Agreement.

(B)          Your engagement in conduct which is injurious to the Company, or that harms the reputation or financial position of the Company, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Company.

(C)          Your conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude.

(D)          Your being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability).

(E)          Your breach of your fiduciary duties to the Company which may reasonably be expected to have a material adverse effect on the Company.

(F)          Your unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Company’s standard confidentiality policies and procedures.

(G)          Your violation of the Company’s policies on discrimination, harassment or substance abuse.

(2)       To terminate your employment “for Cause”, the Board must determine in good faith that Cause has occurred, the Company must comply with Section 5(e) and the Company must deliver to you a copy of a resolution duly adopted by a majority of the entire Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and a reasonable opportunity for you to be heard) that finds that in the good faith opinion of the Board, Cause has occurred and states the basis for that belief.

(c)	Termination by You for Good Reason.
(1)	“Good Reason” means any of the following:

(A)          Any material diminution in your Salary, other than any such reduction agreed to by you in writing.

(B)          Any material diminution in your authority, duties or responsibilities.

(C)          Any other action or inaction that constitutes a material breach by the Company of this Agreement.

(2)       The Company’s placing you on paid leave for up to 90 consecutive days while it is determining whether there is a basis to terminate your employment for Cause will not constitute Good Reason.

(3)       To terminate your employment “for Good Reason”, you must give the Company a Termination Notice detailing why you believe a Good Reason event has occurred and such notice must be provided to the Company within ninety (90) days of the initial occurrence of such alleged Good Reason event. The Company shall then have thirty (30) days after its receipt of written notice to cure the item cited in the written notice. “Good Reason” will not have formally occurred with respect to the event in question, unless and until the cure period has expired and the item remains uncured. At the end of the cure period, if the Company has not cured the basis for the Good Reason termination, your obligation to serve the Company, and the Company’s obligation to employ you under the terms of this Agreement, shall terminate simultaneously.

(d)	Termination on Disability or Death.

(1)       The term “Disability” means your permanent disability or incapacity as determined in accordance with the Company’s long term or permanent disability insurance policy, if such policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by the Company in its good faith judgment based upon your inability to perform the essential functions of your position, with reasonable accommodation by the Company, for a period in excess of 180 days during any period of 365 calendar days.

(2)       Your employment will terminate automatically on your death. If you die before your employment starts, all of the provisions of this Agreement will also terminate and there will be no liability of any kind under this Agreement.

(e)	Advance Notice Generally Required.

(1)       To terminate your employment, either you or the Company must provide a written notice of termination to the other (a “Termination Notice”).

(2)       You and the Company agree to provide 30 days’ advance Termination Notice of any termination, unless your employment is terminated by the Company for Cause or because of your Disability or death.

6.	The Company’s Obligations in Connection With Your Termination

(a)       General Effect. On termination in accordance with Section 5, your employment will end and the Company will have no further obligations to you except as provided in this Section 6.

(b)       Without Cause or for Good Reason. If the Company terminates your employment without Cause or you terminate for Good Reason:

(1)       The Company will pay you the following through the effective date of your termination of employment with the Company (the “Termination Date”): (A) your unpaid Salary on the next regular payroll date, (B) your Salary for any accrued but unused vacation on the next regular payroll date, (C) any accrued expense reimbursements due under Sections 4(b) and 4(d), and (D) any earned but unpaid Bonus for a Bonus Period that has been completed before the Termination Date, paid when it otherwise would have been paid if you had remained employed by the Company (together, your “Accrued Compensation”). In addition, the Company will timely pay you any amounts and provide you any benefits that are required, or to which you are entitled under any plan, contract or arrangement of the Company in accordance with the terms of such plans, contracts or arrangements, including your rights under any equity incentive award agreement under Section 3(c) (together, the “Other Benefits”).

(2)       In addition to the amounts set forth in Section 6(b)(1), the Company will provide you the following amounts after your “separation from service" (within the meaning of 409A (defined in Section 12(i)) and the Treasury Regulations thereunder), in exchange for your release of any claims in the form attached hereto as Exhibit A, provided you sign said release and it becomes effective within 60 calendar days after such “separation from service” (the “Release Deadline”):

(A)          your then current Salary, at regular pay cycle intervals, for 12 months (the “Severance Period”), commencing in the first regular pay cycle in the calendar month following the calendar month containing the Release Deadline, subject to Section 12(i); and

(B)          if your Termination Date occurs more than six months after the commencement of the most recent Bonus Period, your Pro-Rated Bonus, payable on the later of (i) the first day following the Release Deadline and (ii) the date it would have been paid if you had remained employed by the Company. Your “Pro-Rated Bonus” means the Bonus that you otherwise would have received had you continued to be employed through the end of the applicable Bonus Period in which your Termination Date occurs, payable based on the actual performance results for such Bonus Period, multiplied by a fraction, the numerator of which is the number of days from the beginning of such applicable Bonus Period through your Termination Date and the denominator of which is the total number of days in such applicable Bonus Period.

(c)       For Cause or Termination Without Good Reason by Executive. If the Company terminates your employment for Cause or you terminate your employment without Good Reason, the Company will pay your Accrued Compensation and provide your Other Benefits.

(d)       For Your Disability or Death. If your employment terminates as a result of your death or Disability, the Company will pay your Accrued Compensation and provide your Other Benefits. In addition, if you are terminated due to death or Disability and the termination occurs more than six months after the commencement of the most recent Bonus Period, the Company will pay your Pro-Rated Bonus on the date it would have been paid if you had remained employed by the Company.

7.	Proprietary Information

(a)       Definition. “Proprietary Information” means confidential or proprietary information, knowledge or data concerning (1) the Company’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how, (2) any other matter relating to the Company and (3) any matter relating to customers of the Company or other third parties having relationships with the Company. Proprietary Information includes (1) information regarding any aspect of your tenure as an employee of the Company or the termination of your employment, (2) the names, addresses, and phone numbers and other information concerning customers and prospective customers of the Company, and (3) information and materials concerning the personal affairs of employees of the Company. In addition, Proprietary Information may include information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement. However, Proprietary Information does not include information (1) that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, (2) that was or becomes generally available to the public, other than as a result of a wrongful disclosure by you, directly or indirectly, or (3) that you can establish was independently developed by you without reference to any Proprietary Information.

(b)       Use and Disclosure. You will obtain or create Proprietary Information in the course of your involvement in the Company’s activities and may already have Proprietary Information. You agree that the Proprietary Information is the exclusive property of the Company, and that, during your employment, you will use and disclose Proprietary Information only for the Company’s benefit and in accordance with any restrictions placed on its use or disclosure by the Company. After your employment, you will not use or disclose any Proprietary Information. In addition, nothing in this Agreement will operate to weaken or waive any rights the Company may have under statutory or common law, or any other agreement, to the protection of trade secrets, confidential business information and other confidential information.

(c)       Limitations. Nothing in this Agreement prohibits you from providing truthful testimony concerning the Company to governmental, regulatory or self-regulatory authorities.

8.	Ongoing Restrictions on Your Activities

(a)       General Effect. This Section 8 applies during your employment and for the 12-month period after your employment ends. This Section uses the following defined terms:

“Competitive Enterprise” means any business enterprise that either (1) engages in any material activity that competes anywhere with any material activity in which the Company is then engaged or (2) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

“Customer” means any customer or prospective customer of the Company to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the Company.

“Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b)       Your Importance to the Company and the Effect of this Section 8. You acknowledge that:

(1)       In the course of your involvement in the Company’s activities, you will have access to Proprietary Information and the Company’s customer base and will profit from the goodwill associated with the Company. On the other hand, in view of your access to Proprietary Information and your importance to the Company, if you compete with the Company for some time after your employment, the Company will likely suffer significant harm. In return for the benefits you will receive from the Company and to induce the Company to enter into this Agreement, and in light of the potential harm you could cause the Company, you agree to the provisions of this Section 8. The Company would not have entered into this Agreement if you did not agree to this Section 8.

(2)       In light of Section 8(b)(1), if you breach any provision of this Section 8, the loss to the Company would be material but the amount of loss would be uncertain and not readily ascertainable.

(3)       This Section 8 limits your ability to earn a livelihood in a Competitive Enterprise and your relationships with Customers. You acknowledge, however, that complying with this Section 8 will not result in severe economic hardship for you or your family.

(c)	Your Payment Obligations.

(1)       If you fail to comply with this Section 8 during the Employment Period and for a 12-month period thereafter, other than any isolated, insubstantial and inadvertent failure that is not in bad faith, you will:

(A)          forfeit all (i) Options and other equity-based compensation (with features similar to exercise) that have been awarded by the Company to you and not been exercised at the time of determination and (ii) restricted stock and other equity-based compensation (without features similar to exercise) that have been awarded by the Company and not vested at the time of determination; and

(B)          pay to the Company the amount of all gain to you within the 12 months before the time of determination from (i) the exercise of any Options and other equity-based compensation (with features similar to exercise) that have been awarded by the Company to you, (ii) the vesting of any restricted stock and other equity-based compensation (without features similar to exercise) that have been awarded by the Company to you and (iii) the forgiveness by the Company of any loan to you.

(2)       To determine the amount you owe under this Section 8(c)(1)(B):

(A)          The value of the Company’s common stock on any date will be calculated using the average closing sale price of the Company’s common stock on the NASDAQ Global Market for the 20 full trading days ending on that date.

(B)          Gain on the exercise of stock options and other equity-based compensation with features similar to exercise will be based on the value of the Company’s common stock on the date of exercise.

(C)          Gain on the vesting of any restricted stock and other equity-based compensation without features similar to exercise will be based on the value of the Company’s common stock on the date of vesting.

(D)          Gain will be determined after any income taxes that you owe as a result of vesting, exercise or forgiveness (or would owe if the exercise or vesting resulted in the realization of income or gain at the time for income tax purposes) so long as you timely pay all of these taxes that you owe and you pay to the Company any federal, state or local income tax benefit to you as a result of paying the Company under this Section 8(c) within 5 Business Days of the time that you actually realize the benefit. A “Business Day” means any day on which banks are open for business in New York, New York.

(3)       You will pay the Company under this Section 8(c) within 5 Business Days of notice by the Company, and the date of notice will be the date of determination for purposes of this Section. You will pay the Company in cash. However, you may choose to deliver Company stock (valued in accordance with Section 8(c)(2)) in partial or full satisfaction of your obligation. Your obligations under Section 8(c) are full recourse obligations. The Company will have the right to offset your obligations under this Section 8(c) against any amounts otherwise owed to you by the Company, including under this Agreement.

(d)       Non-Competition. During your Employment Period and for a 12-month period after termination of your employment, you will not directly or indirectly:

(1)       hold a 5% or greater equity, voting or profit participation interest in a Competitive Enterprise; or

(2)       associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise.

(e)       Non-Solicitation of Customers. During your Employment Period and for a 12-month period after termination of your employment, you will not attempt to:

(1)       Solicit any Customers to transact business with a Competitive Enterprise;

(2)       cause Customers to reduce or refrain from doing any business with the Company;

(3)       transact business with any Customers that would cause you to be a Competitive Enterprise or to cause Customers to reduce or refrain from doing any business with the Company, or

(4)       interfere with or damage any relationship between the Company and a Customer.

(f)        Non-Solicitation of Company Employees. During your Employment Period and for a 12-month period after termination of your employment, you will not attempt to Solicit anyone who is then an employee of the Company (or who was an employee of the Company within the six months prior to your Termination Date) to resign from the Company or to apply for or accept employment with any Competitive Enterprise.

(g)       Notice to New Employers. Before you either apply for or accept employment with any other person or entity while any of Section 8(d), (e) or (f) is in effect, you will provide the prospective employer with written notice of the provisions of this Section 8 and will deliver a copy of the notice to the Company.

(h)       No Public Statements. You agree that you will not make any public statements regarding your employment or the termination of your employment (for whatever reason) that are not agreed to by the Company. You agree that you will not make any public statement that would libel, slander or disparage the Company or any of its respective past or present officers, directors, employees or agents. The Company agrees that it will not make any public statement that would libel or slander you. This Section 8(h) is subject to Section 7(c).

9.	Effect on Other Agreements; Entire Agreement

(a)       This Agreement is the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

(b)       You represent and warrant that you do not have any agreements, obligations, relationships or commitments to any other person or entity that conflict or would conflict with accepting this offer or fully performing your duties and obligations of this position, including, without limitation any ongoing obligations you may have to your former employer. You further represent that the credentials and information you provided to the Company (or its agents) related to your qualifications and ability to perform this position are true and correct.

10.	Successors

(a)       Payments on Your Death. If you die and any amounts become payable under this Agreement, we will pay those amounts to your designated beneficiaries and in the absence thereof, your estate.

(b)       Assignment by You. You may not assign this Agreement without the Company’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 10(b), whether voluntary or involuntary, will be void.

(c)       Assumption by any Surviving Company. Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company’s consolidated assets (a “Sale”), the Company will cause (1) the Surviving Company to assume this Agreement in writing and (2) a copy of the assumption to be provided to you. After the Reorganization or Sale, the Surviving Company will be treated for all purposes as the Company under this Agreement. The “Surviving Company” means (i) in a Reorganization, the entity resulting from the Reorganization or (ii) in a Sale, the entity that has acquired all or substantially all of the assets of the Company.

11.	Disputes

(a)       This Section 11 applies to any controversy or claim between you and the Company arising out of or relating to or concerning this Agreement or any aspect of your employment with the Company or the termination of that employment (together, an “Employment Matter”).

(b)       Mandatory Arbitration. Subject to the provisions of this Section 11, any Employment Matter will be finally settled by arbitration in the County of New York administered by the American Arbitration Association under its Employee Arbitration Rules then in effect. However, the rules will be modified in the following ways: (1) the decision must not be a compromise but must be the adoption of the submission by one of the parties, (2) each arbitrator will agree to treat as confidential evidence and other information presented to the same extent as the information is required to be kept confidential under Section 7, (3) there will be no authority to amend or modify the terms of this Agreement except as provided in Section 12(c) (and you and the Company agree not to request any such amendment or modification), (4) a decision must be rendered within 10 Business Days of the parties’ closing statements or submission of post-hearing briefs and (5) the arbitration will be conducted before a panel of three arbitrators, one selected by you within 10 days of the commencement of arbitration, one selected by the Company in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association; provided that the arbitrator shall be a partner or former partner at a nationally recognized law firm).

(c)       Limitation on Damages. You and the Company agree that there will be no punitive damages payable as a result of any action brought under this Agreement and agree not to request punitive damages.

(d)       Injunctions and Enforcement of Arbitration Awards. You or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under Section 11(b). Also, the Company may bring such an action or proceeding, in addition to its rights under Section 11(b) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Sections 7 and 8. You agree that (1) your violating any part of Sections 7 and 8 would cause damage to the Company that cannot be measured or repaired, (2) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those Sections, (3) no bond will need to be posted for the Company to receive such an injunction, order or other relief, and (4) no proof will be required that monetary damages for violations of those Sections would be difficult to calculate and that remedies at law would be inadequate.

(e)       Jurisdiction and Choice of Forum. You and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any Employment Matter that is not otherwise arbitrated or resolved according to Section 11(b). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the Company (1) acknowledge that the forum stated in this Section 11(e) has a reasonable relation to this Agreement and to the relationship between you and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 11(e) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 11(e) and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Company. However, nothing in this Agreement precludes you or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Sections 11(b) and this 11(e).

(f)        Waiver of Jury Trial. To the extent permitted by law, you and the Company waive any and all rights to a jury trial with respect to any Employment Matter.

(g)       Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

12.	General Provisions
(a)	Construction.

(1)       References (A) to Sections are to sections of this Agreement unless otherwise stated; (B) to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; (C) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; (D) to any governmental authority include any successor to the governmental authority; (E) to any plan include any programs, practices and policies; (F) to any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority; and (G) to any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.

(2)       The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

(3)       Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”

(4)       It is your and the Company’s intention that this Agreement not be construed more strictly with regard to you or the Company.

(b)       Withholding. You and the Company will treat all payments to you under this Agreement as compensation for services. Accordingly, the Company may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

(c)       Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected. In particular, if any provision of Section 8 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

(d)       Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address (or to such other addresses as may be specified by notice that conforms to this Section 12(d)):

If to you, to your address then on file with the Company’s payroll department.

If to the Company or any other member of the Company, to:

Duckwall-Alco Stores, Inc.

401 Cottage Street
Abilene, Kansas 67410
Attention: General Counsel

(e)       Consideration and Approvals. This Agreement is in consideration of the mutual covenants contained in it. You and the Company acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding. The Company represents and warrants it has taken all actions necessary to approve this Agreement, including the equity grants provided by this Agreement.

(f)        Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the Company to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(g)       Third Party Beneficiaries. Subject to Section 10, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and the Company and your and the Company’s permitted successors and assigns, although this Agreement will inure to the benefit of the Company.

(h)       Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

(i)        Internal Revenue Code Section 409A. Notwithstanding anything contained in this Agreement to the contrary, if you are deemed by the Company at the time of your “separation from service” with the Company to be a “specified employee,” each within the meaning of Section 409A of the Internal Revenue Code (“409A”), severance payments in Section 6(b)(2)(A) that otherwise would be paid in the first six months following separation from service will instead be paid in the seventh month following separation from service or, if earlier, within 30 days of your death, except no delay shall apply with respect to amounts that are due only upon an involuntary separation from service (as defined in Section 1.409A-1(n) of the Department of Treasury Regulations), and that, when combined with all other such payments, do not exceed the amount specified in Section 1.409A-1(b)(9)(iii)(A) of the Department of Treasury Regulations (generally the lesser of two times annualized pay or two times the compensation limit in Section 401(a)(17) of the Internal Revenue Code), and to the extent severance amounts are required to be delayed, such severance amounts are considered for purposes of 409A to be separate payments from the severance amounts that are not required to be delayed. The Agreement shall be interpreted to ensure that the payments made to you are exempt from, or comply with, 409A; provided, however, that nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with 409A) from you to the Company or to any other individual or entity.

Very truly yours,

Lawrence J. Zigerelli

President & Chief Executive Officer

Accepted and agreed to:

__________________________

Jane F. Gilmartin

________________ ___, 2008

Exhibit A

Separation and Release Agreement

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made as of the _______ day of _________, _______ by and between Jane F. Gilmartin (the “Executive”) and Duckwall-Alco Stores, Inc., a Kansas corporation (the “Company”).

WHEREAS, the Executive’s employment as an executive of the Company has terminated; and

WHEREAS, pursuant to Section 6(b)(2) of the Employment Agreement by and between the Company and the Executive dated July 24, 2008 (the “Employment Agreement”), the Company has agreed to pay the Executive certain amounts, subject to the execution of this Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.         Consideration. The Executive acknowledges that: (i) the payments set forth in Section 6(b) of the Employment Agreement constitute full settlement of all his rights under the Employment Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Agreement, the Company does not and will not have any other liability or obligation to the Executive. The Executive further acknowledges that, in the absence of his execution of this Agreement, the benefits and payments specified in Section 6(b) of the Employment Agreement would not otherwise be due to him.

2.	Release and Covenant Not to Sue.

2.1       The Executive, his heirs and representatives release, waive and forever discharge the Company, its predecessors and successors, assigns, stockholders, subsidiaries, parents, affiliates, officers, directors, trustees, current and former employees, agents and attorneys, past and present and in their respective capacities as such (the Company and each such person or entity is each referred to as a “Released Person”) from all pending or potential claims, counts, causes of action and demands of any kind whatsoever or nature for money or anything else, whether such claims are known or unknown, that arose prior to the Executive’s signing this Agreement or that relate in any way to the Executive’s employment or termination of employment with the Company. This release includes, but is not limited to, any and all claims of race discrimination, sexual discrimination, national origin discrimination, religious discrimination, disability discrimination, age discrimination and unlawful retaliation and any and all claims under the following: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101, et seq.; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq.; Kansas Act Against Discrimination, Chapter 44, Art. 10, K.S.A.; Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.; Rehabilitation Act of 1973, 29 U.S.C. § 706, et seq.; any state, municipal and other local anti-discrimination statutes; any and all claims for alleged breach of an express or implied contract; any and all tort claims including, but not limited to, alleged retaliation for assertion of workers’ compensation rights; any and all claims under workers’ compensation law; and any and all claims for attorney’s fees.

2.2       The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. The Executive further promises not to initiate a lawsuit or to bring any other claim against any Released Person arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment. This Agreement will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred. In addition, this release shall not affect the Executive’s rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver.

2.3       The foregoing will not be deemed to release the Company from (a) claims solely to enforce this Agreement, (b) claims solely to enforce Section 6(b) of the Employment Agreement, (c) claims solely to enforce the terms of any equity incentive award agreement between the Executive and the Company, (d) claims for indemnification under the Company’s By-Laws and/or any applicable indemnification agreements, and/or (e) claims to continue health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state law. The foregoing will not be deemed to release any person or entity from claims arising after the date of this Agreement, whether under this Agreement, under the Employment Agreement or otherwise.

3.         Restrictive Covenants. The Executive acknowledges that the restrictive covenants contained in Sections 7 and 8 of the Employment Agreement (the “Restrictive Covenants”) will survive the termination of Executive’s employment. The Executive affirms that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions. The Company acknowledges that its obligations contained in Section 8(h) of the Employment Agreement will survive the termination of the Executive’s employment.

4.         Return of Company Property. The Executive represents and warrants that he has returned all property belonging to the Company, including, but not limited to, all keys, access cards, office equipment, computers, cellular telephones, notebooks, documents, records, files, written materials, electronic information, credit cards bearing the Company's name, and other Company property (originals or copies in whatever form) in the Executive’s possession or under the Executive’s control.

5.         Cooperation. The Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his employment with the Company; provided that such cooperation shall not unreasonably interfere with Executive’s employment with another employer after termination of his employment with the Company. The Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

6.         Rescission Right. The Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Agreement in its entirety, (b) he has entered into this Agreement knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Agreement before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Agreement to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Agreement, in which case this Agreement shall be unenforceable, null and void. The Executive may revoke this Agreement during those seven (7) days by providing written notice of revocation to the Company at the address specified in Section 12(d) of the Employment Agreement.

7.         Challenge. If the Executive violates or challenges the enforceability of any provisions of the Restrictive Covenants or this Agreement, no further payments, rights or benefits under Section 6(b)(2) of the Employment Agreement will be due to the Executive.

8.	Miscellaneous.

8.1       No Admission of Liability. This Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Company specifically denies any such violations.

8.2       No Reinstatement. The Executive agrees that he will not without the consent of the Company apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

8.3       Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Executive may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

8.4       Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.5       Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

8.6       Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Kansas, without regard to the application of the principles of conflicts of laws.

8.7       Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, in each case as of the date first above written.

EMPLOYEE:

________________________

Jane F. Gilmartin

COMPANY:

DUCKWALL-ALCO STORES, INC.

______________________________

By:

Its:

Date: